Exhibit (a)(3)

Form of

FIRST AMENDMENT DATED February 3, 2016

TO CLAYTON STREET TRUST’S

TRUST INSTRUMENT

DATED DECEMBER 7, 2015

Pursuant to authority granted by the Trustees, Schedule A of the Trust Instrument is amended effective on or about February 3, 2016, as follows, to reflect (1) the name change of Conservative Portfolio to Protective Life Dynamic Allocation Series – Conservative Portfolio; (2) the name change of Moderate Portfolio to Protective Life Dynamic Allocation Series – Moderate Portfolio; and (3) the name change of Growth Portfolio to Protective Life Dynamic Allocation Series – Growth Portfolio.

SCHEDULE A

Series of the Trust
Protective Life Dynamic Allocation Series – Conservative Portfolio
Protective Life Dynamic Allocation Series – Moderate Portfolio
Protective Life Dynamic Allocation Series – Growth Portfolio

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